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                                  EXHIBIT 21

The Registrant has two direct subsidiaries:

        Southern Bank of Commerce, an Alabama banking corporation; and

        First American Bank of Walton County, a Florida banking corporation.

In addition, Southern Bank of Commerce has one subsidiary:

        Credit Plan, Inc., an Alabama corporation.